Exhibit 8.1

HUNTON ANDREWS KURTH LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218 FILE NO: 76441.55

October 26, 2018

Pebblebrook Hotel Trust

7315 Wisconsin Avenue, 1100 West

Bethesda, Maryland 20814

Pebblebrook Hotel Trust

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Pebblebrook Hotel Trust, a Maryland real estate investment trust (“Parent”), in connection with (i) the proposed exchange offer and subsequent merger (the “Merger”) of LaSalle Hotel Properties, a Maryland real estate investment trust (the “Company”), with and into Ping Merger Sub, LLC, a Maryland limited liability company (“Merger Sub”) and wholly owned subsidiary of Parent, pursuant to the Agreement and Plan of Merger, by and among Parent, Merger Sub, and the Company, dated as of September 6, 2018 (as it may be amended from time to time, the “Merger Agreement”) and (ii) the preparation of the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission, as amended through the date hereof (the “Registration Statement”), and the joint proxy statement/prospectus contained therein, with respect to the Merger.  You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1.              the Registration Statement;

2.              Parent’s Declaration of Trust filed on October 2, 2009, with the Department of Assessments and Taxation of the State of Maryland (“SDAT”), and Parent’s Articles of Amendment and Restatement, as amended and supplemented;

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3.              the Declaration of Trust of DC Hotel Trust, a Maryland real estate investment trust, filed on May 11, 2010, with SDAT, and DC Hotel Trust’s Articles of Amendment and Restatement, as amended and supplemented;

4.              the Declaration of Trust of Portland Hotel Trust, a Maryland real estate investment trust, filed on November 6, 2015, with SDAT;

5.              Parent’s Bylaws;

6.              the Agreement of Limited Partnership, the First Amended and Restated Agreement of Limited Partnership, as amended and supplemented, and the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended and supplemented;

7.              Parent’s taxable REIT subsidiary (“TRS”) election with respect to Pebblebrook Hotel Lessee, Inc.;

8.              DC Hotel Trust’s TRS election with respect to Pebblebrook Hotel Lessee, Inc.;

9.              Portland Hotel Trust’s TRS election with respect to Pebblebrook Hotel Lessee, Inc.; and

10.       such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinion rendered below, we have assumed, with your consent, that:

1.                                      each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.                                      during their taxable years ending December 31, 2018, and future taxable years, Parent, DC Hotel Trust and Portland Hotel Trust will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of Parent, a certificate, dated the date hereof and executed by a duly appointed officer of DC Hotel Trust, and a certificate, dated the date hereof and executed by a duly appointed officer of Portland Hotel Trust (collectively, the “Parent Officer’s Certificates”), true for such years;

3.                                      during its taxable year ending on the date of the Merger, the Company has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company

Officer’s Certificate,” and together with the Parent Officer’s Certificates, the “Officer’s Certificates”), true for such taxable year ending on the date of the Merger;

4.                                      none of Parent, DC Hotel Trust, Portland Hotel Trust or the Company will make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

5.                                      no action will be taken by Parent, DC Hotel Trust, Portland Hotel Trust or the Company after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

In connection with the opinion rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificates and the factual matters discussed in the Registration Statement that relate to Parent’s status as a REIT.  No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations.  Furthermore, with respect to the Parent Officer’s Certificates, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”) or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” (which is incorporated herein by reference), we are of the opinion as of the date hereof that beginning with Parent’s taxable year ended December 31, 2009, and ending with its taxable year that includes the Closing Date, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

We will not review on a continuing basis Parent’s, DC Hotel Trust’s, Portland Hotel Trust’s or the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates.  Accordingly, no assurance can be given that the actual results of Parent’s, DC Hotel Trust’s, Portland Hotel Trust’s or the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificates.

The foregoing opinion is based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions.  The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification.  No assurance can be given that the law will not change in a way that will prevent Parent, DC Hotel Trust or Portland Hotel Trust from qualifying as a REIT.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  Additional issues may exist that could affect the federal tax treatment of the transaction that is the subject of the opinion, and this opinion letter does not consider or provide a conclusion with respect to any such additional issues.  We undertake no obligation to update the opinion expressed herein after the date of this letter.  This opinion letter speaks only as of the date hereof.  Except as described in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to references to Hunton Andrews Kurth LLP under the captions “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton Andrews Kurth LLP